Exhibit 99.1
DEP II MIDSTREAM BUSINESSES
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Enterprise Products GP, LLC, general partner of Enterprise Products Partners L.P.:
          We have audited the accompanying combined balance sheets of the DEP II Midstream Businesses (the “Company”) as of September 30, 2008 and December 31, 2007 and 2006, and the related statements of combined operations and comprehensive income/loss, combined changes in net owners’ investment, and combined cash flows for the nine months ended September 30, 2008 and for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Company at September 30, 2008 and December 31, 2007 and 2006, and the combined results of its operations and its cash flows for the nine months ended September 30, 2008 and for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.
          The accompanying combined financial statements have been prepared from the separate records maintained by Enterprise Products Partners L.P. and may not be necessarily indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Portions of certain expenses represent allocations made from Enterprise Products Partners L.P. or affiliates including EPCO, Inc.
          As discussed in Note 5 to the Combined Financial Statements, the Company increased the useful lives of certain assets which prospectively reduced depreciation expense beginning in 2008. Also discussed in Note 5, the Company recognized a cumulative effect of a change in accounting principle of $1.4 million due to the adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — An Interpretation of FASB Statement No. 143, effective December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 5, 2008

DEP II MIDSTREAM BUSINESSES
COMBINED BALANCE SHEETS
(Dollars in thousands)

	September 30,	December 31,
	2008	2007	2006

ASSETS
Current assets:
Accounts receivable — trade, net of allowance for doubtful accounts of $12 at September 30, 2008 and December 31, 2007 and 2006	$48,914	$45,342	$62,886
Accounts receivable — related parties	2,327	1,186	—
Gas imbalance receivables, net of allowance for doubtful accounts of $0 at September 30, 2008 and $5,380 at December 31, 2007 and 2006	46,467	33,293	60,280
Inventories	15,412	13,397	1,562
Prepaid and other current assets	1,028	291	430

Total current assets	114,148	93,509	125,158
Property, plant and equipment, net	3,212,473	2,863,690	2,815,312
Intangible assets, net of accumulated amortization of $30,332, $23,614 and $16,634 at September 30, 2008, December 31, 2007 and 2006	47,879	41,850	48,830
Goodwill	4,900	4,900	4,900
Other assets	26	108	41

Total assets	$3,379,426	$3,004,057	$2,994,241

LIABILITIES AND OWNERS’ NET INVESTMENT
Current liabilities:
Accounts payable — trade	$38,070	$19,562	$11,922
Accrued product payables	21,984	24,748	32,425
Accrued gas imbalance payables	44,389	36,914	43,090
Accrued costs and expenses	351	1,167	9,981
Accrued ad valorem taxes	6,889	4,338	4,855
Deferred revenues	5,270	3,064	8,902
Current portion of environmental liabilities	4,442	5,608	7,061
Current portion of asset retirement obligations	1,149	5,521	—
Other current liabilities	7,113	2,718	5,252

Total current liabilities	129,657	103,640	123,488
Deferred tax liabilities	6,116	5,507	1,695
Long-term portion of environmental liabilities	3,130	11,834	13,219
Other long-term liabilities	2,075	2,939	1,992
Commitments and contingencies
Owners’ net investment	3,238,448	2,880,137	2,853,847

Total liabilities and owners’ net investment	$3,379,426	$3,004,057	$2,994,241

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
STATEMENTS OF COMBINED OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005

Revenues:
Third parties	$234,183	$230,519	$221,989
Related parties	122,391	108,031	82,401

Total revenues (see Note 8)	356,574	338,550	304,390

Costs and expenses:
Operating expenses:
Depreciation, amortization and accretion expenses (see Note 5)	146,575	134,555	136,016
Third parties	162,225	173,389	129,148
Related parties	55,929	25,868	42,037

Total operating expenses	364,729	333,812	307,201
General and administrative costs:
Third parties	60	(133)	(631)
Related parties	8,557	6,874	5,340

Total general and administrative costs	8,617	6,741	4,709

Total costs and expenses	373,346	340,553	311,910

Operating loss	(16,772)	(2,003)	(7,520)
Other expense	(4)	—	—

Loss before provision for income taxes and the cumulative effect of changes in accounting principles	(16,776)	(2,003)	(7,520)
Provision for income taxes	(3,865)	(1,661)	—

Loss before the cumulative effect of changes in accounting principles	(20,641)	(3,664)	(7,520)
Cumulative effect of changes in accounting principles	—	9	(1,444)

Net loss and comprehensive loss (see Note 2)	$(20,641)	$(3,655)	$(8,964)

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
STATEMENTS OF COMBINED OPERATIONS ANDS COMPREHENSIVE INCOME/(LOSS)
(Dollars in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)			(Unaudited)
Revenues:
Third parties	$46,372	$56,876	$153,646	$174,842
Related parties	64,483	30,384	177,479	85,925

Total revenues (see Note 8)	110,855	87,260	331,125	260,767

Costs and expenses:
Operating expenses:
Depreciation, amortization and accretion expenses (see Note 5)	32,743	36,051	98,492	104,464
Third parties	49,813	39,870	156,981	133,916
Related parties	17,729	14,432	45,056	33,662

Total operating expenses	100,285	90,353	300,529	272,042
General and administrative costs:
Third parties	148	—	648	(45)
Related parties	2,601	3,247	8,117	7,128

Total general and administrative costs	2,749	3,247	8,765	7,083

Total costs and expenses	103,034	93,600	309,294	279,125

Operating income (loss)	7,821	(6,340)	21,831	(18,358)
Other expense	(7)	—	(19)	—

Income (loss) before provision for income taxes	7,814	(6,340)	21,812	(18,358)
Provision for income taxes	(995)	403	(1,058)	(2,801)

Net income (loss) and comprehensive income (loss) (see Note 2)	$6,819	$(5,937)	$20,754	$(21,159)

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
STATEMENTS OF COMBINED CASH FLOWS
(Dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005

Operating activities:
Net loss	$(20,641)	$(3,655)	$(8,964)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation, amortization and accretion in operating expenses	146,575	134,555	136,016
Depreciation and amortization in general and administrative costs	13	12	14
Cumulative effect of changes in accounting principles	—	(9)	1,444
Gain on asset sales and related transactions	(61)	(1)	—
Deferred income tax expense	3,745	1,661	—
Effect of changes in operating accounts:
Accounts receivable — trade	17,547	(4,184)	(20,998)
Account receivable — related parties	(1,186)	—	—
Gas imbalance receivables	26,986	12,808	(48,604)
Inventories	(11,836)	1,499	2,918
Prepaid and other current assets	138	(404)	(318)
Other assets	—	(7)	—
Accounts payable — trade	(860)	(5,256)	6,212
Accrued product payables	(7,677)	23,641	(1,460)
Accrued gas imbalance payables	(6,176)	(40,854)	54,437
Accrued costs and expenses	(8,814)	9,981	(2,805)
Current portion of environmental liabilities	(3,092)	—	—
Other current liabilities	(8,553)	5,161	6,526
Other long-term liabilities	796	(397)	(62)

Net cash flows provided by operating activities	126,904	134,551	124,356

Investing activities:
Capital expenditures (see Note 5)	(160,395)	(106,754)	(59,583)
Contributions in aid of construction costs	9,111	38,665	16,830
Proceeds from asset sales and related transactions (see Note 5)	12,586	852	879
Cash used for business combinations (see Note 5 and Note 11)	(35,000)	(11,675)	—

Cash used in investing activities	(173,698)	(78,912)	(41,874)

Financing activities:
Cash contributions from owners (see Note 2)	46,794	—	—
Cash distributions to owners (see Note 2)	—	(55,639)	(82,482)

Cash provided by (used in) financing activities	46,794	(55,639)	(82,482)

Net change in cash and cash equivalents	—	—	—
Cash and cash equivalents, January 1	—	—	—

Cash and cash equivalents, December 31	$—	$—	$—

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
STATEMENTS OF COMBINED CASH FLOWS
(Dollars in thousands)

	For the Nine Months
	Ended September 30,
	2008	2007
		(Unaudited)
Operating activities:
Net income (loss)	$20,754	$(21,159)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation, amortization and accretion in operating expenses	98,492	104,464
Depreciation and amortization in general and administrative costs	435	10
Gain on asset sales and related transactions	(689)	(61)
Deferred income tax expense	692	2,984
Effect of changes in operating accounts:
Accounts receivable — trade	(3,575)	17,575
Account receivable — related parties	(1,140)	(654)
Gas imbalance receivables	(13,173)	20,201
Inventories	(1,981)	551
Prepaid and other current assets	(736)	19
Accounts payable — trade	(4,690)	(1,944)
Accrued product payables	(2,766)	(8,193)
Accrued gas imbalance payables	7,476	(4,583)
Accrued costs and expenses	(815)	(8,186)
Current portion of environmental liabilities	(2,716)	(2,303)
Other current liabilities	4,780	3,373
Other long-term liabilities	(8,175)	172

Net cash flows provided by operating activities	92,173	102,266

Investing activities:
Capital expenditures (see Note 5)	(436,494)	(100,693)
Contributions in aid of construction costs	6,693	7,274
Proceeds from asset sales and related transactions (see Note 5)	224	3,415
Cash used for business combinations (see Note 11)	(1)	—

Cash used in investing activities	(429,578)	(90,004)

Financing activities:
Cash contributions from owners (see Note 2)	337,405	—
Cash distributions to owners (see Note 2)	—	(12,262)

Cash provided by (used in) financing activities	337,405	(12,262)

Net change in cash and cash equivalents	—	—
Cash and cash equivalents, January 1	—	—

Cash and cash equivalents, September 30	$—	$—

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
STATEMENTS OF COMBINED OWNERS’ NET INVESTMENT
(Dollars in thousands)

Balance, January 1, 2005	$2,994,983
Net loss	(8,964)
Non-cash contributions from owners	31
Cash contributions from owners	3,038
Cash distributions to owners	(85,520)

Balance, December 31, 2005	$2,903,568
Net loss	(3,655)
Non-cash contributions from owners, net (see Note 2)	9,573
Cash distributions to owners	(55,639)

Balance, December 31, 2006	$2,853,847
Net loss	(20,641)
Non-cash contributions from owners	137
Cash contributions from owners	46,794

Balance, December 31, 2007	$2,880,137
Net income	20,754
Non-cash contributions from owners	152
Cash contributions from owners	337,405

Balance, September 30, 2008	$3,238,448

See Notes to Combined Financial Statements

DEP II MIDSTREAM BUSINESSES
NOTES TO COMBINED FINANCIAL STATEMENTS
Dollar amounts presented in the tabular data within these
footnote disclosures are stated in thousands of dollars.
Note 1. Significant Relationships and Overview of DEP II Midstream Businesses
     Significant Relationships referenced in these Notes to Combined Financial Statements
          Unless the context requires otherwise, references to “we,” “us,” “our” or “the Company” are intended to mean and include the combined businesses and operations of the DEP II Midstream Businesses (as defined below). We are owned by Enterprise Products Operating LLC (“EPO”), which is our Parent.
          References to “Duncan Energy Partners” mean the consolidated business and operations of Duncan Energy Partners L.P. Duncan Energy Partners is a publicly traded Delaware limited partnership, the common units of which are listed on the New York Stock Exchange (“NYSE”) trading under the symbol “DEP.” References to “DEP GP” mean DEP Holdings, LLC, which is the general partner of Duncan Energy Partners. EPO owns 100% of the member interests of DEP GP and approximately 26.4% of Duncan Energy Partners’ common units. Duncan Energy Partners was formed by EPO in September 2006 to acquire, own and operate a diversified portfolio of midstream energy assets and to support the growth objectives of EPO and completed an initial public offering in February 2007.
          References to “Enterprise Products Partners” mean Enterprise Products Partners L.P., which owns EPO. Enterprise Products Partners is a publicly traded partnership, the common units of which are listed on the NYSE under the ticker symbol “EPD.” References to “EPGP” mean Enterprise Products GP, LLC, the general partner of Enterprise Products Partners.
          References to “TEPPCO” mean TEPPCO Partners, L.P., a publicly traded affiliate, the common units of which are listed on the NYSE under the ticker symbol “TPP.” References to “TEPPCO GP” mean Texas Eastern Products Pipeline Company, LLC, which is the general partner of TEPPCO.
          References to “Energy Transfer Equity” mean the business and operations of Energy Transfer Equity, L.P. and its consolidated subsidiaries, which include Energy Transfer Partners, L.P. (“ETP”). Energy Transfer Equity is a publicly traded Delaware limited partnership, the common units of which are listed on the NYSE under the ticker symbol “ETE.” The general partner of Energy Transfer Equity is LE GP, LLC (“LEGP”).
          References to “Enterprise GP Holdings” mean Enterprise GP Holdings L.P., which owns EPGP, TEPPCO GP and limited partner interests in Enterprise Products Partners and TEPPCO. Enterprise GP Holdings acquired non-controlling interests in both Energy Transfer Equity and LEGP in May 2007. Enterprise GP Holdings is a publicly traded partnership, the units of which are listed on the NYSE under the ticker symbol “EPE.” References to “EPE Holdings” mean EPE Holdings, LLC, which is the general partner of Enterprise GP Holdings.
          References to “EPCO” mean EPCO, Inc. and its wholly-owned private company affiliates, which are related party affiliates to all of the foregoing named entities.
          All of the aforementioned entities are affiliates and under common control of Mr. Dan L. Duncan, the Group Co-Chairman and controlling shareholder of EPCO.
     Overview of DEP II Midstream Businesses
          The Company is engaged in the business of (i) receiving, storing and delivering natural gas liquids (“NGLs”) and certain petrochemical products, (ii) separating, or fractionating, and marketing NGLs and (iii) gathering, transporting, storing, processing and marketing of natural gas. The principal business entities included in the historical combined financial statements of the DEP II Midstream Businesses are (on a 100% basis): (i)

Enterprise GC, L.P. (“Enterprise GC”), (ii) Enterprise Intrastate L.P. (“Enterprise Intrastate”) and (iii) Enterprise Texas Pipeline LLC (“Enterprise Texas”).
          The DEP II Midstream Businesses were acquired on September 30, 2004 in connection with the merger of GulfTerra Energy Partners, L.P. (“GulfTerra”) with a wholly owned subsidiary of Enterprise Products Partners, with the Enterprise Products Partners’ subsidiary being the surviving entity (these transactions are collectively referred to as the “GulfTerra Merger”). The DEP II Midstream Businesses are owned 99% by Enterprise GTM Holdings L.P. (“Enterprise GTM”) and 1% by Enterprise Holding III, LLC (“Enterprise III’), both of which are wholly owned by EPO. The following is a brief description of the material assets and operations of each business comprising the Company:
          Enterprise GC. The principal assets of Enterprise GC include (i) the Shoup and Armstrong NGL fractionators located in South Texas; (ii) the 1,039-mile EPD South Texas NGL System and related leased NGL storage facilities at Markham and Almeda; (iii) the 272-mile Big Thicket Gathering System; (iv) the 465-mile Waha natural gas gathering system; and (v) the 207-mile TPC Offshore Pipeline.
          The Shoup and Armstrong NGL fractionators fractionate mixed NGLs supplied by EPO’s south Texas natural gas processing plants. These fractionation facilities have a combined fractionation capacity of 87 thousand barrels per day (“MBPD”).
          The EPD South Texas NGL System is a network of NGL gathering and transportation pipelines located in south Texas. The system includes 379 miles of pipeline used to gather and transport mixed NGLs from EPO’s south Texas natural gas processing facilities to the Shoup and Armstrong NGL fractionators. The EPD South Texas NGL System also includes approximately 660 miles of pipelines that deliver NGLs from the Shoup and Armstrong NGL fractionators to refineries and petrochemical plants located between Corpus Christi and Houston, Texas and within the Texas City-Houston area, as well as to common carrier NGL pipelines. This pipeline system includes leased NGL storage capacity of 13.4 million barrels (“MMBbls”) at the Almeda facility and 4.3 MMBbls at the Markham facility.
          The Big Thicket Gathering System gathers natural gas from southeast Texas production fields using a network of 272 miles of pipelines and a compressor station. The Big Thicket Gathering System has a throughput capacity of 80 million cubic feet per day (“MMcf/d”) of natural gas. Enterprise GC processes natural gas gathered on its Big Thicket Gathering System through a processing agreement at EPO’s Indian Springs processing plant.
          The Waha natural gas gathering system is located in the Permian Basin in west Texas and includes 465-miles of gathering pipelines having a throughput capacity of 380 MMcf/d together with related compression facilities and an amine treating plant. An amine treating unit is used to remove hydrogen sulfide and carbon dioxide from natural gas so that it can be delivered to market outlets.
          The TPC Offshore Pipeline gathers natural gas from several shallow water shelf production fields located in the Matagorda Island-area and delivers volumes to major natural gas pipelines, including the Enterprise Texas pipeline system. The TPC Offshore Pipeline has a system capacity of approximately 1 billion cubic feet per day (“Bcf/d”).
          Enterprise Intrastate. The principal asset of Enterprise Intrastate is the 641-mile Channel natural gas pipeline, which extends from the Agua Dulce Hub in south Texas to Sabine, Texas and has a system capacity of approximately 1 Bcf/d. This pipeline gathers natural gas from south Texas and offshore Texas areas and provides access to key markets, such as Corpus Christi, the Beaumont-Orange area, and the large Houston Ship Channel industrial market. The system interconnects with most offshore gathering systems along the Texas Gulf Coast and a variety of interstate natural gas pipelines. EPO owns a 50% undivided interest in these assets and operates the system.
          Enterprise Texas. The principal assets of Enterprise Texas include the 6,369-mile Enterprise Texas natural gas pipeline system and related leased Wilson storage facility. The Enterprise Texas pipeline system gathers and transports natural gas from supply basins in Texas (from both onshore and offshore sources) to local natural gas distribution companies and electric generation and industrial and municipal consumers as well as to connections with interstate and other intrastate pipelines. This system, in combination with the TPC Offshore Pipeline and Channel Pipeline, serves important natural gas producing regions and commercial markets in Texas, including Corpus Christi, the San Antonio/Austin area, the Beaumont/Orange area, the Houston area and the Houston Ship Channel industrial market. The Wilson natural gas storage facility, located in Wharton County, Texas, is an integral part of the Enterprise Texas pipeline system. The Wilson facility has a total storage capacity of 6.8 billion cubic feet (“Bcf”), or 4.4 Bcf of net useable capacity, and is leased from a third party. The Enterprise Texas pipeline system, TPC Offshore Pipeline, Channel Pipeline, Waha natural gas gathering system and Wilson storage facility make up EPO’s Texas Intrastate System. In November 2006, EPO announced an expansion of its Texas Intrastate System with the construction of the 178-mile Sherman Extension pipeline. Also, EPO is expanding the Wilson storage facility with the addition of a new storage cavern having approximate capacity of 5 Bcf.
Note 2. Summary of Significant Accounting Policies
     Allowance for Doubtful Accounts
          We record an allowance for doubtful accounts based on specific identification and estimates of future uncollectible accounts. Our procedure for determining the allowance for doubtful accounts is based on (i) historical experience with customers, (ii) the perceived financial stability of customers based on our research and (iii) the levels of credit we grant to customers. In addition, we may increase the allowance account in response to the specific identification of customers involved in bankruptcy proceedings and similar financial difficulties. On a routine basis, we review estimates associated with the allowance for doubtful accounts to ensure that we have recorded sufficient reserves to cover potential losses.
          The following table presents the activity of our allowance for doubtful accounts — accounts receivable for the periods indicated:

	For the Nine
	Months Ended	For the Year Ended
	September 30,	December 31,
	2008	2007	2006	2005

Balance at beginning of period	$12	$12	$187	$578
Deductions	—	—	(175)	(391)

Balance at end of period	$12	$12	$12	$187

          Our allowance for estimated uncollectible natural gas imbalances was in place to cover additional fuel charges to producers moving gas through our pipelines. At June 2008, settlement agreements had been reached with the producers and the reserves were reduced. The following table presents the activity of our allowance for doubtful accounts — gas imbalance receivables for the periods indicated:

	For the Nine
	Months Ended	For the Year Ended
	September 30,	December 31,
	2008	2007	2006	2005

Balance at beginning of period	$5,380	$5,380	$6,144	$7,527
Deductions	(5,380)	—	(764)	(1,383)

Balance at end of period	$—	$5,380	$5,380	$6,144

     Basis of Presentation and Principles of Combination
          We view the accompanying combined financial statements as the predecessor of the DEP II Midstream Businesses. The accompanying combined financial statements and related notes of the Company have been prepared from EPO’s separate historical accounting records related to Enterprise GC, Enterprise Intrastate and Enterprise Texas. These combined financial statements have been prepared using EPO’s historical basis in each entity’s assets and liabilities and historical results of operations. The combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity. Transactions between the Company and related parties such as EPO and EPCO have been identified in the combined statements.
          Our combined financial statements reflect the accounts of subsidiaries in which we have a controlling interest, after the elimination of all significant intercompany accounts and transactions. In the opinion of management, all adjustments necessary for a fair presentation of the combined financial statements, in accordance with U.S. generally accepted accounting principles (“GAAP”), have been made.
          Since a single direct owner relationship does not exist among the DEP II Midstream Businesses, the net investment in these entities is shown as “Owners’ net investment” in lieu of parent or owners’ equity in the combined financial statements.
          See “Cash and Cash Equivalents” within this Note 2 for information regarding the presentation of cash distributions and contributions to EPO in the combined financial statements.
          EPO has proposed to contribute a majority of its ownership interests in the DEP II Midstream Businesses to Duncan Energy Partners. Duncan Energy Partners expects to fund a portion of the consideration for this contribution using proceeds from its proposed equity offering. We believe the combined historical financial statements of the Company are relevant for investors evaluating an investment decision in Duncan Energy Partners.
          Earnings per unit data is not applicable since the DEP II Midstream Companies do not have any equity securities outstanding.
     Business Segments
          We classify our midstream energy operations in two reportable business segments: NGL Pipelines & Services and Onshore Natural Gas Pipelines & Services. Our business segments are generally organized and managed according to the type of services rendered (or technology employed) and products produced and/or sold.
          We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.
          We define total segment gross operating margin as combined operating income before: (i) depreciation, amortization and accretion expense; (ii) gains and losses on asset sales and related transactions; and (iii) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. Our combined revenues reflect the elimination of all material intercompany transactions.
          Combined intangible assets and goodwill are assigned to each segment based on the classification of the businesses to which they relate.
     Cash and Cash Equivalents
          The Company has operated within EPO’s cash management program for all periods presented. For purposes of presentation in the Statements of Combined Cash Flows, cash flow from financing activities reflects net transfers of cash from and to EPO during each period. Net distributions represent the transfer of excess cash to EPO equal to cash provided by operations less cash used in investing activities. Conversely, net contributions represent capital contributions by EPO equal to cash used in investing activities less cash provided by operations. As a result, the combined financial statements do not present cash balances for any period presented. Such net transfers of cash from and to EPO are also presented in the Statements of Combined Owners’ Net Investment.

          Our Statements of Combined Cash Flows are prepared using the indirect method. The indirect method derives net cash flows from operating activities by adjusting net income to remove (i) the effects of all deferrals of past operating cash receipts and payments, such as changes during the period in inventory, deferred income and similar transactions, (ii) the effects of all accruals of expected future operating cash receipts and cash payments, such as changes during the period in receivables and payables, (iii) the effects of all items classified as investing or financing cash flows, such as gains or losses on sale of property, plant and equipment or extinguishment of debt, and (iv) other non-cash amounts such as depreciation, amortization and changes in the fair market value of financial instruments.
     Contingencies
          Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us but which will only be resolved when one or more future events occur or fail to occur. Our management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in proceedings, our management and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.
          If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.
          Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.
     Current Assets and Current Liabilities
          We present, as individual captions in our combined balance sheets, all components of current assets and current liabilities that exceed five percent of total current assets and liabilities, respectively.
     Deferred Revenues
          In connection with our storage services, we bill customers in advance of the periods in which we provide such services. We record such amounts as deferred revenue. We recognize these revenues ratably over the applicable service period. Our deferred revenue amounts were $5.3 million, $3.1 million and $8.9 million at September 30, 2008, December 31, 2007 and December 31, 2006, respectively.
     Environmental Costs
          Environmental costs for remediation activities are accrued based on estimates of known remediation requirements. Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop. Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies, and regulatory approvals. Ongoing environmental compliance costs are charged to expense as incurred. In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable. At September 30, 2008, none of our estimated environmental remediation liabilities are discounted to present value since the ultimate amount and timing of cash payments for such liabilities is not readily determinable. Expenditures to mitigate or prevent future environmental contamination are capitalized.
          During the years ended December 31, 2007, 2006 and 2005, environmental compliance and monitoring expenses were $0.9 million, $0.6 million and $0.6 million, respectively. Expenses for environmental compliance and monitoring were $0.2 million and $0.1 million for the three months ended September 30, 2008 and 2007, respectively. Expenses for environmental compliance and monitoring were $0.4 million and $0.4 million for the nine months ended September 30, 2008 and 2007, respectively.
          Enterprise Texas has established a reserve for environmental remediation costs related to the use of mercury gas meters. This reserve is for costs associated with the identification and remediation of impacted soils present at metering sites and processing stations along its pipeline system. At September 30, 2008, December 31, 2007 and December 31, 2006, total reserves for environmental liabilities, including those related to mercury gas meters, were $7.6 million, $17.4 million and $20.3 million, respectively. At September 30, 2008, December 31, 2007 and December 31, 2006, $4.4 million, $5.6 million and $7.1 million, respectively, of these amounts are classified as current liabilities. We spent approximately $5.1 million for the remediation of mercury site contamination during the first nine months of 2008. Our September 30, 2008 balance also reflects a $5.0 million reduction in this reserve based on revised estimates of future remediation costs. We expect to settle the liability and spend the remaining amounts during 2009 and 2010.
          The following table presents changes in our environmental reserves for the periods indicated:

	For the Nine
	Months Ended
	September 30,	For the Year Ended December 31,
	2008	2007	2006	2005

Balance at beginning of period	$17,443	$20,280	$21,047	$21,128
Charges to expense	125	256	—	21
Acquisition-related additions and other	186	25	—	284
Deductions	(10,181)	(3,118)	(767)	(386)

Balance at end of period	$7,573	$17,443	$20,280	$21,047

     Equity-Based Compensation
          We do not directly employ any of the persons responsible for the management and operations of our businesses. These functions are performed by employees of EPCO pursuant to an administrative services agreement under the direction of the Board of Directors and executive officers of Enterprise Products OLPGP, Inc., the general partner of EPO.
          Certain key employees of EPCO who work on behalf of the Company participate in long-term incentive compensation plans managed by EPCO. In general, the types of awards issued under such incentive arrangements include restricted units, unit options and profits interests. Our compensation expense related to such awards is based on an allocation of the total cost of such incentive plans to EPCO. We record our pro rata share of such costs based on the percentage of time each employee spends on our combined business activities. The equity-based compensation expenses were $137 thousand, $86 thousand and $31 thousand for the years ended December 31, 2007, 2006 and 2005, respectively. For the three months ended September 30, 2008 and 2007, the equity-based compensation expenses were $60 thousand and $43 thousand, respectively. The amount of equity-based compensation allocable to the Company’s businesses was $153 thousand and $94 thousand for the nine months ended September 30, 2008 and 2007, respectively. Such awards were immaterial to our combined financial position, results of operation, and cash flows for all periods presented.
          As noted above, we are allocated a portion of EPCO’s total cost for such awards based on the amount of time each participant spends on our affairs. Statement of Financial Accounting Standards (“SFAS”) 123(R), “Accounting for Stock-Based Compensation,” requires EPCO to recognize compensation expense related to unit-based awards based on the fair value of the award at grant date. The following is a summary of EPCO’s accounting policies with respect to the types of equity-based compensation for which we are allocated a portion of the total cost:
▪	The fair value of restricted unit awards (i.e. time-vested units under SFAS 123(R)) is based on the market price of the underlying equity security on the date of grant less an allowance for forfeitures. The fair value of other equity-based awards, such as profits interests in certain employee partnerships, is estimated using the Black-Scholes option pricing model.

▪	Under SFAS 123(R), the fair value of an equity-classified award (such as a restricted unit award) is amortized to earnings on a straight-line basis over the requisite service or vesting period.

▪	Compensation expense for liability-classified awards is recognized over the requisite service or vesting period of an award based on the fair value of the award remeasured at each reporting period. Liability-type awards are cash settled upon vesting. No individual working on our behalf received a liability-type award during the periods presented.
          Prior to January 1, 2006, EPCO accounted for such awards using the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees.” On January 1, 2006, EPCO adopted SFAS 123(R) to account for these awards. Upon adoption of SFAS 123(R), we recognized a cumulative effect of a change in accounting principle of $9 thousand (a benefit). Since we adopted SFAS 123(R) using the modified prospective method, we have not restated the financial statements of prior periods to reflect this new standard.
          Based on information currently available, we expect that the Company’s reimbursement to EPCO in connection with long-term incentive compensation plans will be immaterial to our financial position and results of operations over the next five years.
     Estimates
          Preparing our combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from these estimates. Management reviews its estimates based on currently available information on an ongoing basis. Changes in facts and circumstances may result in revised estimates. See Note 5 for information regarding a decrease in future depreciation expense resulting from changes in the estimated useful lives of certain assets effective January 1, 2008.
     Fair Value Information
          Due to their short-term nature, accounts receivable, accounts payable and accrued expenses are carried at amounts which reasonably approximate their fair values.
     Impairment Testing for Goodwill
          Our goodwill amount is assessed for impairment (i) on a routine annual basis during the second quarter of each fiscal year or (ii) when impairment indicators are present. If such indicators occur (e.g., the loss of a significant customer, economic obsolescence of pipeline assets, etc.), the estimated fair value of our reporting unit to which the goodwill is assigned is determined and compared to its book value. If the fair value of the reporting unit exceeds its book value, including associated goodwill amounts, such goodwill amounts are considered not impaired. If the fair value of the reporting unit is less than its book value, including associated goodwill amounts, a charge to earnings is recorded to reduce the carrying value of the goodwill to its implied fair value. We have not recognized any impairment losses related to goodwill for any of the periods presented. See Note 6 for additional information regarding our goodwill.
     Impairment Testing for Long-Lived Assets
          Long-lived assets (including intangible assets with finite useful lives and property, plant and equipment) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.
          Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written-down to their estimated fair values in accordance with SFAS 144. The carrying value of a long-lived asset is deemed not recoverable if it exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded. Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction. We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques. We had no such impairment charges during the periods presented.
     Inventories
          Our inventory consists of natural gas volumes held for operational system balancing on the Texas Intrastate System. These natural gas inventories fluctuate as a result of imbalances with shippers and are valued based on a 12-month rolling average of posted industry prices. As volumes are delivered out of inventory, the average costs of these volumes are charged against our accrued gas imbalance payables. At September 30, 2008, December 31, 2007 and 2006, the value of our natural gas inventory was $15.4 million, $13.4 million and $1.6 million, respectively.
     Natural Gas Imbalances
          In the natural gas pipeline transportation business, imbalances frequently result from differences in natural gas volumes received from and delivered to our customers. Such differences occur when a customer delivers more or less gas into our pipelines than is physically redelivered back to them during a particular time period. We have various fee-based agreements with customers to transport their natural gas through our pipelines. Our customers retain ownership of their natural gas shipped through our pipelines. As such, our pipeline transportation activities are not intended to create physical volume differences that would result in significant accounting or economic events for either our customers or us during the course of the arrangement.
          We settle pipeline gas imbalances through either (i) physical delivery of in-kind gas or (ii) in cash. These settlements follow contractual guidelines or common industry practices. As imbalances occur, they may be settled (i) on a monthly basis, (ii) at the end of the agreement or (iii) in accordance with industry practice, including negotiated settlements. Certain of our natural gas pipelines have a regulated tariff rate mechanism requiring customer imbalance settlements each month at current market prices.
          However, the vast majority of our settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances built up over a period of time are ultimately cashed out and are generally negotiated at values which approximate average market prices over a period of time. For those gas imbalances that are ultimately settled over future periods, we estimate the value of such current assets and liabilities using average market prices, which is representative of the estimated value of the imbalances upon final settlement. Changes in natural gas prices may impact our estimates.
     Non-Cash Contributions — Owners’ Net Investment
          In July 2006, EPO acquired the Encinal and Canales natural gas gathering systems located in south Texas for approximately $326.3 million in cash and equity and subsequently contributed the $10.3 million Canales gathering system to Enterprise Texas. This contribution is reflected as a component of non-cash contributions on the Statement of Combined Owners’ Net Investment.
     Net Losses
          The Company incurred a net loss of $20.6 million, $3.7 million and $9.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Company incurred a net loss of $5.9 million and $21.2 million for the three and nine months ended September 30, 2007, respectively. These losses are primarily due to non-cash depreciation, amortization and accretion expenses of $146.6 million, $134.6 million and $136.0 million for the years ended December 31, 2007, 2006 and 2005 and $104.5 million for the nine months ended September 30, 2007, respectively. See Note 5 for information regarding a reduction in depreciation expense beginning January 1, 2008.

     Property, Plant and Equipment
          Property, plant and equipment is recorded at cost. Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized. Minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred. When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period.
          In general, depreciation is the systematic and rational allocation of an asset’s cost, less its residual value (if any), to the periods it benefits. The majority of our property, plant and equipment is depreciated using the straight-line method, which results in depreciation expense being incurred evenly over the life of the assets. Our estimate of depreciation incorporates assumptions regarding the useful economic lives and residual values of our assets. At the time we place our assets in service, we believe such assumptions are reasonable. Under our depreciation policy for midstream energy assets such as the Texas Intrastate System, the remaining economic lives of such assets are limited to the estimated life of the natural resource basins (based on proved reserves at the time of the analysis) from which such assets derive their throughput or processing volumes. Our forecast of the remaining life for the applicable resource basins is based on several factors, including information published by the U.S. Energy Information Administration. Where appropriate, we use other depreciation methods (generally accelerated) for tax purposes.
          Leasehold improvements are recorded as a component of property, plant and equipment. The cost of leasehold improvements is charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. We consider renewal terms that are deemed reasonably assured when estimating remaining lease terms.
          Our assumptions regarding the useful economic lives and residual values of our assets may change in response to new facts and circumstances, which would change our depreciation amounts prospectively. Examples of such circumstances include, but are not limited to, the following: (i) changes in laws and regulations that limit the estimated economic life of an asset; (ii) changes in technology that render an asset obsolete; (iii) changes in expected salvage values; or (iv) significant changes in the forecast life of proved reserves of applicable resource basins, if any. See Note 5 for additional information regarding our property, plant and equipment, including a change in depreciation expense beginning January 1, 2008 resulting from a change in the estimated useful life of certain assets.
          Certain of our plant operations require periodic planned outages for major maintenance activities. These planned shutdowns typically result in significant expenditures, which are principally comprised of amounts paid to third parties for materials, contract services and related items. We use the expense-as-incurred method for any planned major maintenance activities.
          Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation. When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset. Over time, the liability is accreted to its present value (accretion expense) and the capitalized amount is depreciated over the remaining useful life of the related long-lived asset. We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.
     Provision for Income Taxes
          Provision for income taxes is primarily applicable to our state tax obligations under the Revised Texas Franchise Tax. In general, legal entities that conduct business in Texas are subject to the Revised Texas Franchise Tax.  In May 2006, the State of Texas expanded its then existing franchise tax to include limited partnerships, limited liability companies, corporations and limited liability partnerships.  As a result of the change in tax law, our tax status in the State of Texas has changed from non-taxable to taxable.
          Since we are structured as a pass-through entity, we are not subject to federal income taxes. As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income.

Deferred income tax assets and liabilities are recognized for temporary differences between the assets and liabilities of our tax paying entities for financial reporting and tax purposes.
          In accordance with Financial Accounting Standards Board Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes,” we must recognize the tax effects of any uncertain tax positions we may adopt, if the position taken by us is more likely than not sustainable. If a tax position meets such criteria, the tax effect to be recognized by us would be the largest amount of benefit with more than a 50% chance of being realized upon settlement. This guidance was effective January 1, 2007, and our adoption of this guidance had no material impact on our financial position, results of operations or cash flows.
     Revenue Recognition
          See Note 4 for information regarding our revenue recognition policies.
     Supplemental Cash Flow Information
          On certain of our capital projects, third parties are obligated to reimburse us for all or a portion of project expenditures based on activities initiated by the party. The majority of such arrangements are associated with projects related to pipeline construction and well tie-ins. We received $9.1 million, $38.7 million and $16.8 million as contributions in aid of our construction costs during the years ended December 31, 2007, 2006 and 2005, respectively, and $6.7 million and $7.3 million during the nine months ended September 30, 2008 and 2007, respectively.
          We incurred liabilities for construction in progress and property additions that had not been paid of $23.2 million, $8.5 million and $0.4 million at September 30, 2008 and December 31, 2007 and 2006, respectively.
Note 3. Recent Accounting Developments
          The following information summarizes recently issued accounting guidance that will or may affect our future financial statements:
          SFAS 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements.  SFAS 157 applies only to fair-value measurements that are already required (or permitted) by other accounting standards and is expected to increase the consistency of those measurements.  SFAS 157 emphasizes that fair value is a market-based measurement that should be determined based on the assumptions that market participants would use in pricing an asset or liability. Companies will be required to disclose the extent to which fair value is used to measure assets and liabilities, the inputs used to develop such measurements, and the effect of certain of the measurements on earnings (or changes in net assets) during a period.
          Certain requirements of SFAS 157 are effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The effective date for other requirements of SFAS 157 has been deferred for one year. We adopted the provisions of SFAS 157 that were effective for fiscal years beginning after November 15, 2007, and there was no impact on our financial statements. We do not expect any immediate impact from adoption of the remaining portions of SFAS 157 on January 1, 2009.
          In April 2008, the FASB issued FSP No. 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful lives of recognized intangible assets under SFAS 142, Goodwill and Other Intangible Assets. This change is intended to improve consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of such assets under SFAS 141(R) and other accounting guidance. The requirement for determining useful lives must be applied prospectively to intangible assets acquired after January 1, 2009 and the disclosure requirements must be applied prospectively to all intangible assets recognized as of, and subsequent to, January 1, 2009. We will adopt the provisions of FSP 142-3 on January 1, 2009.

Note 4. Revenue Recognition
          We recognize revenue using the following criteria: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the buyer’s price is fixed or determinable and (iv) collectability is reasonably assured. The following information provides a general description of our underlying revenue recognition policies by business segment:
     NGL Pipelines & Services
          This aspect of our business generates revenues primarily from the sale of natural gas and NGL volumes and the provision of NGL pipeline transportation, product storage, NGL fractionation and natural gas gathering services. Our Big Thicket Gathering System purchases natural gas at the wellhead and provides natural gas gathering services to producers. We generate revenues from gathering agreements as customers are billed a fee per unit of volume multiplied by the volume gathered. Fees charged under these arrangements are contractual.
          Under wellhead purchase contracts, we acquire a producer’s natural gas stream at the point of production (i.e. the wellhead), process such natural gas to remove NGLs, and recognize revenue when the extracted NGLs and residue natural gas are delivered and sold, often to affiliates of EPO. Also, Enterprise GC processes natural gas gathered on the Big Thicket Gathering System predominantly under percent-of-proceeds contracts. Under percent-of-proceeds contracts, we extract mixed NGLs from the producers’ natural gas stream and recognize revenue when the extracted NGLs are delivered and sold to an affiliate of EPO. In turn, Enterprise GC pays the producers for their percentage share of such NGL sales proceeds.
          Our NGL pipelines generate transportation revenues based on a fixed fee per gallon of liquids transported (corresponding to the terms of each contractual arrangement) multiplied by the volume delivered. Our pipeline transportation arrangements may also include a service bundle in which we charge customers a fee for NGL storage. We collect revenues under our NGL storage contracts (which include service bundles) based on the number of days a customer has volumes in storage multiplied by a storage rate (as defined in each contract). Revenues from storage fees are recognized in the period the services are provided. Certain of our NGL storage contracts require our customers to pay a deficiency fee if a contractually stated minimum volume requirement is not met within a given period. Deficiency fee revenues are recognized when earned.
          We enter into fee-based arrangements for the NGL fractionation services we provide to customers. Revenue is recognized under these arrangements in the period services are provided. Such fee-based arrangements typically include a contractually stated base-fractionation fee (typically in cents per gallon) that is subject to adjustment for changes in certain fractionation expenses (e.g. plant fuel costs).
     Onshore Natural Gas Pipelines & Services
          This aspect of our business generates revenues primarily from the provision of natural gas pipeline transportation and gathering services and natural gas storage services. Our natural gas pipeline systems (i.e. the Texas Intrastate System) generate revenues from transportation and gathering agreements as customers are billed a fee per unit of volume multiplied by the volume delivered or gathered. Fees charged under these arrangements are either contractual or regulated by governmental agencies such as the Federal Energy Regulatory Commission (“FERC”). Revenues associated with these fee-based contracts are recognized when volumes have been delivered. The Texas Intrastate System also earns capacity reservations fees when shippers elect to reserve capacity in our pipelines. Revenues from capacity reservation fees are recognized ratably during the period the customer reserves capacity.
          In addition to fee-based gathering arrangements, our Waha natural gas gathering system also provides aggregating and bundling services, in which we purchase and resell natural gas for certain small producers. Typically, we will purchase natural gas at the wellhead based on an index price less a pricing differential and resell the natural gas at a pipeline interconnect based on the same index price. The intent of these arrangements is to provide gathering services to producers and our Waha natural gas gathering system earns a fee to the extent that the natural gas sales price exceeds the purchase price. Revenues associated with aggregating and bundling services are recognized when natural gas volumes have been delivered.

     Revenues associated with our natural gas pipelines included in this segment also include the sale of NGL condensate at market-based prices. In certain cases, we take title to the NGL condensate that accumulates in our natural gas pipelines. Revenues from the sale of NGL condensate are recognized when the NGL volumes are delivered.
     Revenues from natural gas storage contracts typically have two components: (i) a monthly demand payment, which is associated with storage capacity reservations, and (ii) a storage fee per unit of volume held at each location. Revenues from demand payments are recognized during the period the customer reserves capacity. Revenues from storage fees are recognized in the period the services are provided.
Note 5. Property, Plant and Equipment
          Our property, plant and equipment values and accumulated depreciation balances were as follows at the dates indicated:

	Estimated
	Useful Life	At September 30,	At December 31,
	In Years	2008	2007	2006

Pipeline assets and related equipment (1)	5-40 (4)	$3,355,940	$3,096,949	$3,025,908
Underground and other storage facilities (2)	5-25 (5)	29,240	28,159	20,760
Transportation equipment (3)	3-10	7,398	6,813	5,438
Land		2,267	1,158	658
Construction in progress		324,800	147,685	48,306

Total		3,719,645	3,280,764	3,101,070
Less accumulated depreciation		(507,172)	(417,074)	(285,758)

Property, plant and equipment, net		$3,212,473	$2,863,690	$2,815,312

(1)	Plant assets and related equipment includes natural gas and NGL pipelines; NGL fractionators; office furniture and equipment; buildings; and related assets.

(2)	Underground and other storage facilities include underground product storage caverns and related assets. These assets include certain leasehold improvements made in connection with our leased Wilson natural gas storage facility.

(3)	Transportation equipment includes vehicles and similar assets used in our operations.

(4)	In general, the estimated useful lives of major components of this category are: pipelines, 17-40 years (with some equipment at 5 years); office furniture and equipment, 3-20 years; and buildings 20-35 years.

(5)	In general, the estimated useful live of underground storage facilities is 20-25 years (with some components at 5 years).
          Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $139.5 million, $127.3 million and $128.5 million, respectively. Depreciation expense for the three months ended September 30, 2008 and 2007 was $31.0 million and $34.3 million, respectively. Depreciation expense for the nine months ended September 30, 2008 and 2007 was $92.1 million and $99.1 million, respectively.
          In October 2006, Enterprise Texas purchased certain idle Houston-area pipeline segments from TEPPCO for $11.7 million. These pipelines were integrated into our Texas Intrastate System.
          Proceeds from the sale of assets of $12.6 million for the year ended December 31, 2007 primarily reflects the sale of a natural gas treating facility located in west Texas for $9.1 million. This facility was a component of the Texas Intrastate System.
          We reviewed assumptions underlying the estimated remaining economic lives of our assets. As a result of our review, we increased the remaining useful lives of certain assets, most notably the assets that constitute our Texas Intrastate System, as of January 1, 2008. These revisions extend the remaining useful life of such assets to incorporate recent data showing that proved natural gas reserves supporting throughput and processing volumes for these assets have increased the original estimated useful life as of September 2004. There were no changes to the residual values of these assets. These revisions will prospectively reduce our depreciation expense on assets having carrying values totaling $2.72 billion at January 1, 2008. As a result of this change in estimate, depreciation expense included in operating income and net income for the three and nine months ended September 30, 2008 decreased by approximately $5.0 million and $15.0 million respectively. In turn, this increased operating income and net income by the same amounts from what they would have been absent the change.
     Asset retirement obligations
          We have recorded AROs related to legal requirements to perform retirement activities as specified in contractual arrangements and/or governmental regulations. In general, our AROs primarily result from (i) right-of-way agreements associated with our pipeline operations, (ii) leases of plant sites and (iii) regulatory requirements triggered by the abandonment or retirement of certain pipeline and underground storage assets. In addition, our AROs may result from the renovation or demolition of certain assets containing hazardous substances such as asbestos.
          We recorded a cumulative effect of a change in accounting principle of $1.4 million (a non-cash expense) in connection with our implementation of Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations – An Interpretation for FAS 143” (“FIN 47”), in December 2005, which represents the depreciation and accretion expense we would have recognized had we recorded these conditional AROs when incurred. None of our assets are legally restricted for purposes of settling AROs.
          The following table presents information regarding our AROs since December 31, 2005.

ARO liability balance, December 31, 2005	$1,479
Accretion expense	143

ARO liability balance, December 31, 2006	1,622
Liabilities settled	(732)
Revisions in estimated cash flows	6,208
Accretion expense	196

ARO liability balance, December 31, 2007	7,294
Liabilities settled	(5,280)
Revisions in estimated cash flows	971
Accretion expense	158

ARO liability balance, September 30, 2008	$3,143

          We incurred $5.3 million of costs during the nine months ended September 30, 2008 to settle retirement obligations associated with our abandonment of certain pipeline segments on the TPC Offshore Pipeline. The TPC Offshore Pipeline, located in the Gulf of Mexico, is subject to asset abandonment regulations stipulated by the Minerals Management Service (“MMS”). In general, the MMS requires pipeline operators in the Gulf of Mexico to remove pipeline infrastructure when hydrocarbons are no longer flowing across such pipelines. In accordance with MMS regulation, we are abandoning approximately 22.3 miles of pipe on our TPC Offshore Pipeline during 2008, which represent connections between the main transmission line and natural gas wells that are no longer producing. Also, we currently expect to abandon an additional 2.6 miles of pipe on our TPC Offshore Pipeline during 2009.
          Property, plant and equipment at September 30, 2008, December 31, 2007 and 2006 includes $182 thousand, $186 thousand and $34 thousand, respectively, of asset retirement costs capitalized as an increase in the associated long-lived asset. Also, based on information currently available, we estimate that annual accretion expense will approximate $72 thousand for the remainder of 2008, $253 thousand for 2009, $214 thousand for 2010, $234 thousand for 2011 and $256 thousand for 2012.
     El Paso Pipeline Integrity Indemnification
          A subsidiary that Enterprise Products Partners acquired in September 2004 had previously purchased in April 2002 several midstream energy assets, including the Texas Intrastate System, from El Paso Corporation (“El Paso”). With respect to such assets, El Paso agreed to indemnify the subsidiary for any pipeline integrity costs it incurred (whether paid or payable) for five years following the 2002 acquisition date. The indemnity provisions did not take effect until such costs exceeded $3.3 million annually; however, the amount reimbursable by El Paso was capped at $50.2 million in the aggregate. In 2007 and 2006, the DEP II Midstream Businesses recovered $31.1 million and $13.7 million, respectively, from El Paso related to 2006 and 2005 pipeline integrity expenditures.

During 2007, the DEP II Midstream Businesses received a final amount of $5.4 million from El Paso related to this indemnity.
Note 6. Intangible Assets and Goodwill
     Intangible Assets
          Our intangible assets fall within two categories – customer relationships and contract-based intangible assets. The following table summarizes our intangible asset balances by business segment at December 31, 2007 and 2006:

	At December 31, 2007			At December 31, 2006
	Gross	Accumulated	Carrying	Gross	Accumulated	Carrying
	Value	Amortization	Value	Value	Amortization	Value

NGL Pipelines & Services:
Markham NGL storage contracts	$32,664	$(14,154)	$18,510	$32,664	$(9,800)	$22,864
South Texas NGL customer relationships	11,808	(3,406)	8,402	11,808	(2,460)	9,348

Segment total	44,472	(17,560)	26,912	44,472	(12,260)	32,212
Onshore Natural Gas Pipelines & Services:
Texas Intrastate System customer relationships	20,992	(6,054)	14,938	20,992	(4,374)	16,618

Total all segments	$65,464	$(23,614)	$41,850	$65,464	$(16,634)	$48,830

          The following table summarizes our intangible asset balances by business segment at September 30, 2008:

	At September 30, 2008
	Gross	Accumulated	Carrying
	Value	Amortization	Value

NGL Pipelines & Services:
Markham NGL storage contracts	$32,664	$(17,421)	$15,243
South Texas NGL customer relationships	11,808	(4,061)	7,747

Segment total	44,472	(21,482)	22,990
Onshore Natural Gas Pipelines & Services:
Texas Intrastate System customer relationships	20,992	(7,220)	13,772
San Felipe gathering customer relationships	12,747	(1,630)	11,117

Segment total	33,739	(8,850)	24,889

Total all segments	$78,211	$(30,332)	$47,879

          The values assigned to our customer relationship intangible assets are being amortized to earnings using methods that closely resemble the pattern in which the economic benefits of the underlying natural resource basins from which the customers produce are estimated to be consumed or otherwise used (based on proved reserves). Our estimate of the useful life of each natural resource basin is based on a number of factors, including third party reserve estimates, our view of the economic viability of production and exploration activities and other industry factors. The value assigned to the Markham NGL storage contracts is being amortized to earnings using the straight-line method over the remaining terms of the underlying agreements.

          The following table presents the amortization expense of our intangible assets by segment for years ended December 31, 2007, 2006 and 2005:

	For the Year Ended December 31,
	2007	2006	2005

NGL Pipelines & Services	$5,300	$5,388	$5,485
Onshore Natural Gas Pipelines & Services	1,680	1,837	2,007

Total segments	$6,980	$7,225	$7,492

     The following table presents the amortization expense of our intangible assets by segment for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

NGL Pipelines & Services	$1,302	$1,322	$3,922	$3,983
Onshore Natural Gas Pipelines & Services	848	415	2,795	1,274

Total segments	$2,150	$1,737	$6,717	$5,257

     Based on information currently available, the following table presents an estimate of future amortization expense associated with our intangible assets at September 30, 2008:

	For the Three
	Months Ended	For the Year Ended December 31,
	December 31, 2008	2009	2010	2011	2012

NGL Pipelines & Services	$1,298	$5,146	$5,079	$5,017	$1,694
Onshore Natural Gas Pipelines & Services	821	3,042	2,691	2,382	2,111

Total segments	$2,119	$8,188	$7,770	$7,399	$3,805

     Goodwill
          Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to assets acquired and liabilities assumed in the transaction. Goodwill is not amortized; however, it is subject to annual impairment testing. The following table summarizes our goodwill amounts by segment at September 30, 2008, December 31, 2007 and 2006:

NGL Pipelines & Services:
Enterprise GC	$500
Onshore Natural Gas Pipelines & Services:
Enterprise Texas	4,400

Total goodwill	$4,900

          The DEP II Midstream Businesses were allocated a portion of the goodwill recorded by Enterprise Products Partners in connection with the GulfTerra Merger. The goodwill amounts allocated to Enterprise GC and Enterprise Texas are based on the implied amount of goodwill attributable to the business owned by these entities as of September 30, 2004.
          Goodwill recorded in connection with the GulfTerra Merger can be attributed to Enterprise Products Partners’ belief (at the time the merger was consummated) that the combined partnerships would benefit from the strategic location of each partnership’s assets and the industry relationships that each possessed. In addition, Enterprise Products Partners expected that various operating synergies could develop (such as reduced general and administrative costs and interest savings) that would result in improved financial results for the merged entity. Based on miles of pipelines, GulfTerra was one of the largest natural gas gathering and transportation companies in the United States, serving producers in the central and western Gulf of Mexico and onshore in Texas and New Mexico. These regions offer us growth potential through the acquisition and construction of complementary midstream energy infrastructure.

Note 7. Related Party Transactions
     The following table summarizes our related party transactions for the years ended December 31, 2007, 2006 and 2005:

	For the Year Ended December 31,
	2007	2006	2005

Related party revenues:
NGL Pipelines & Services:
Revenues from EPO:
Sale of NGLs	$41,226	$35,856	$18,787
NGL transportation services	5,294	10,115	6,841
NGL fractionation services	30,253	29,629	28,683
Other NGL-related services	7,186	7,869	9,345
Revenues from TEPPCO	14	26	—

Total segment related party revenues (see Note 8)	83,973	83,495	63,656

Onshore Natural Gas Pipelines & Services:
Revenues from EPO:
Sale of natural gas	2,177	—	—
Natural gas transportation services	21,846	11,681	8,053
Other natural gas-related services	13,958	12,855	10,692
Revenues from Energy Transfer Equity	437	—	—

Total segment related party revenues (see Note 8)	38,418	24,536	18,745

Total related party revenues	$122,391	$108,031	$82,401

Operating expenses:
EPCO administrative services agreement	$44,328	$33,984	$29,085
Expenses with EPO:
Purchases of natural gas	6,829	(7,961)	13,099
Other costs with EPO	2	(1)	50
Operating cost reimbursements from TEPPCO for shared right-of-way costs	(200)	(154)	(197)
Expenses with Energy Transfer Equity:
Purchases of natural gas	5,628	—	—
Operating cost reimbursements for shared facilities	(1,746)	—	—
Other costs with Energy Transfer Equity	1,088	—	—

Total	$55,929	$25,868	$42,037

General and administrative costs:
EPCO administrative services agreement	$9,077	$6,874	$5,340
Other related party general and administrative costs	(520)	—	—

Total	$8,557	$6,874	$5,340

     The following table summarizes our related party transactions for the periods indicated:

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Related party revenues:
NGL Pipelines & Services:
Revenues from EPO:
Sale of NGLs	$15,386	$9,819	$43,658	$27,869
NGL transportation services	1,805	1,322	5,743	3,643
NGL fractionation services	7,525	7,697	22,121	22,624
Other NGL-related services	3,160	2,782	8,952	5,452

Total segment related party revenues (see Note 8)	27,876	21,620	80,474	59,588

Onshore Natural Gas Pipelines & Services:
Revenues from EPO:
Sale of natural gas	23,341	—	57,175	—
Natural gas transportation services	7,380	5,639	22,146	15,071
Other natural gas-related services	5,646	2,896	16,970	10,981
Revenues from Energy Transfer Equity	240	229	714	285

Total segment related party revenues (see Note 8)	36,607	8,764	97,005	26,337

Total related party revenues	$64,483	$30,384	$177,479	$85,925

Operating expenses:
EPCO administrative services agreement	$12,693	$10,911	$37,801	$33,224
Expenses with EPO:
Purchases of natural gas	8,038	5,761	8,622	1,164
Other costs with EPO	(85)	1	(85)	—
Operating cost reimbursements from TEPPCO for shared right-of-way costs	(56)	(41)	(134)	(174)
Expenses with Energy Transfer Equity:
Purchases of natural gas	(2,933)	(1,751)	(1,191)	(51)
Operating cost reimbursements for shared facilities	(738)	(721)	(1,934)	(1,039)
Other costs with Energy Transfer Equity	810	272	1,977	538

Total	$17,729	$14,432	$45,056	$33,662

General and administrative costs:
EPCO administrative services agreement	$2,796	$3,442	$8,703	$7,453
Other related party general and administrative costs	(195)	(195)	(586)	(325)

Total	$2,601	$3,247	$8,117	$7,128

          We believe that the terms and provisions of our related party agreements are fair to us; however, such agreements and transactions may not be as favorable to us as we could have obtained from unaffiliated third parties.
     Relationship with EPO
          We have an extensive and ongoing relationship with EPO, which owns each of the entities that comprise our Company. A significant portion of our revenues from EPO are attributable to the sale of mixed NGLs we obtain in connection with our natural gas processing activities (see Note 4). Our related party operating expenses include fluctuations in the value of natural gas imbalances we have with EPO. Natural gas imbalances result when a customer injects more or less gas into a pipeline than it withdraws. Our imbalance receivables and payables with EPO are valued at market prices.
     Relationship with TEPPCO
          TEPPCO became a related party to us in February 2005 in connection with the acquisition of TEPPCO GP by a private company subsidiary of EPCO. Our related party revenues include nominal amounts related to the sale of NGLs to TEPPCO. We share certain pipeline rights-of-way with TEPPCO, for which it provides us reimbursement for its share of such expenditures. These reimbursements, which we record as operating expense credits, were $200 thousand, $154 thousand, and $197 thousand for the years ended December 31, 2007, 2006 and 2005, respectively. These reimbursements were $56 thousand and $41 thousand for the three months ended

September 30, 2008 and 2007, respectively. These reimbursements were $134 thousand and $174 thousand for the nine months ended September 30, 2008 and 2007, respectively.
          In October 2006, Enterprise Texas purchased certain idle Houston-area pipeline segments from TEPPCO for $11.7 million. These pipelines were integrated into our Texas Intrastate System.
     Relationship with EPCO
          We have no employees. All of our operating functions are performed by employees of EPCO pursuant to an administrative services agreement (the “ASA”). EPCO also provides general and administrative support services to us in accordance with the ASA. Enterprise Products Partners, EPO and the other affiliates of EPCO, including the Partnership, are parties to the ASA. We are required to reimburse EPCO for its services in an amount equal to the sum of all costs and expenses incurred by EPCO which are directly or indirectly related to our business or activities (including EPCO expenses reasonably allocated to us). In addition, we have agreed to pay all sales, use, excise, value added or similar taxes, if any, which may be applicable to services provided by EPCO. The DEP II Midstream Businesses participate in the ASA as a result of their being wholly owned subsidiaries of Enterprise Products Partners.
          Our operating costs and expenses also include reimbursement payments to EPCO for the costs it incurs to operate our facilities, including the compensation of employees (i.e., salaries, medical benefits and retirement benefits) and insurance. We reimburse EPCO for actual direct and indirect expenses it incurs to employ the personnel necessary to operate our assets. In addition, EPCO allows us to participate as named insured in its overall insurance program, of which a portion of the premiums and related costs are allocated to us.
          Likewise, our general and administrative costs include amounts we reimburse to EPCO for administrative services, including the compensation of employees (i.e., salaries, medical benefits and retirement benefits). In general, our reimbursement to EPCO for administrative services is based either on (i) actual direct costs it incurs on our behalf (e.g., for the purchase of office supplies) or (ii) based on an allocation of such charges between the various parties to the ASA (e.g., the allocation of general, legal or accounting salaries based on estimates of time spent on each company’s business and affairs). Since the vast majority of such expenses are charged to us on an actual basis (i.e. no mark-up or subsidy is charged or received by EPCO), we believe that such expenses are representative of what the amounts would have been on a standalone basis. With respect to allocated costs, we believe that the proportional direct allocation method employed by EPCO is reasonable and reflective of the estimated level of costs we would have incurred on a standalone basis.
     Relationship with Energy Transfer Equity
          Enterprise GP Holdings acquired equity method investments in Energy Transfer Equity and its general partner in May 2007. As a result, Energy Transfer Equity and its consolidated subsidiaries became related parties to us. We recorded $0.2 million of natural gas transportation revenues from ETP for each of the three month periods ended September 30, 2008 and 2007. Such amounts were $0.7 million, $0.3 million and $0.4 million for the nine months ended September 30, 2008, five months ended September 30, 2007 and eight months ended December 31, 2007, respectively.
          In general, our operating expenses with ETP represent natural gas purchases in connection with pipeline imbalances, reimbursement of operation costs for shared pipeline facilities we operate and amounts we pay ETP in connection with facilities ETP operates (which includes lease payments for a 263-mile pipeline segment). Our operating expenses with ETP reflect a $2.9 million and $1.8 million reduction in expense for the three months ended September 30, 2008 and 2007, respectively, in connection with the settlement of pipeline imbalances. Such amounts were a reduction in operating expenses of $1.2 million and $0.1 million of the nine months ended September 30, 2008 and five months ended September 30, 2007, respectively. We recorded operating expeses with ETP of $5.6 million for the eight months ended December 31, 2007 for pipeline imbalance settlements.
          Our operating expenses with ETP were reduced by $0.7 million for the three month periods ended September 30, 2008 and 2007 for amounts ETP reimbursed to us in connection with our operation of shared pipeline facilities. Such amounts were a reduction in operating expenses of $1.9 million and $1.0 million of the nine months ended September 30, 2008 and five months ended September 30, 2007, respectively. We received reimbursements from ETP of $1.7 million for the eight months ended December 31, 2007.
     Our other operating expenses with ETP (including lease payments) were $0.8 million and $0.3 million for the three months ended September 30, 2008 and 2007, respectively. Our operating expenses include $2.0 million, $0.5 million and $1.1 million of such amounts for the nine months ended September 30, 2008, five months ended September 30, 2007 and eight months ended December 31, 2007, respectively.
     The following table summarizes our related party balances with Energy Transfer Equity at the dates indicated:

	September 30,	December 31,
	2008	2007

Accounts receivable – trade	$2,327	$1,186
Gas imbalance receivable	9,347	8,564
Gas imbalance payable	—	479
Accrued product payable	629	1,840
Note 8.  Business Segments
     We classify our midstream energy operations in two reportable business segments: NGL Pipelines & Services and Onshore Natural Gas Pipelines & Services. Our business segments are generally organized and managed according to the type of services rendered (or technology employed) and products produced and/or sold.
     Our NGL Pipelines & Services business segment includes the assets and operations of our south Texas NGL fractionators, the EPD South Texas NGL System and our Big Thicket Gathering System (including the related natural gas processing contracts). The Shoup and Armstrong NGL fractionators fractionate mixed NGLs supplied by EPO’s south Texas natural gas processing plants. The EPD South Texas NGL System gathers, transports and stores NGLs in south Texas. This includes gathering mixed NGLs from EPO’s south Texas natural gas processing facilities for delivery to the Shoup and Armstrong NGL fractionators as well as transporting NGL products from the Shoup and Armstrong NGL fractionators to refineries and petrochemical plants. Our Big Thicket Gathering System gathers natural gas from southeast Texas production fields using a network of pipelines and a compressor station. This business includes natural gas processing contracts with producers. Physical processing of the natural gas occurs at EPO’s Indian Springs processing plant.
     Our Onshore Natural Gas Pipelines & Services business segment includes the assets and operations of the Texas Intrastate System. The Texas Intrastate System gathers, transports and stores natural gas from supply basins in Texas to local natural gas distribution companies and electric generation and industrial and municipal consumers as well as to connections with interstate and other intrastate pipelines. Our Wilson natural gas storage facility is an integral part of the Texas Intrastate System.
     We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among our business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP financial measure most directly comparable to total segment gross operating margin is operating income. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.
     We define total segment gross operating margin as combined operating income before (i) depreciation, amortization and accretion expense; (ii) gains and losses on asset sales and related transactions; and (iii) general and administrative expenses. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of items (i) through (iii) noted in the preceding sentence) from segment revenues, with both segment totals before the elimination of any intersegment and intrasegment transactions. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, extraordinary charges and the cumulative effect of changes in accounting principles. Intercompany accounts and transactions are eliminated in consolidation.
          Combined property, plant and equipment is allocated to each segment based on the primary operations of each asset. The principal reconciling item between combined property, plant and equipment and the total value of segment assets is construction-in-progress. Segment assets represent the net carrying value of assets that contribute to the gross operating margin of a particular segment. Since assets under construction generally do not contribute to segment gross operating margin until completed, such assets are excluded from segment asset totals until they are deemed operational.
          Information by segment, together with reconciliations to the combined total revenues and expenses, is presented in the following tables:

		Onshore
	NGL	Natural Gas	Adjustments
	Pipelines	Pipelines	and	Combined
	& Services	& Services	Eliminations	Totals

Revenues from third parties:
Three months ended September 30, 2008	$31	$46,351	$(10)	$46,372
Three months ended September 30, 2007	5,149	51,738	(11)	56,876
Nine months ended September 30, 2008	11,441	142,234	(29)	153,646
Nine months ended September 30, 2007	11,393	163,475	(26)	174,842
Year ended December 31, 2007	17,172	217,047	(36)	234,183
Year ended December 31, 2006	17,802	212,747	(30)	230,519
Year ended December 31, 2005	15,916	206,077	(4)	221,989
Revenues from related parties:
Three months ended September 30, 2008	27,876	36,607	—	64,483
Three months ended September 30, 2007	21,620	8,764	—	30,384
Nine months ended September 30, 2008	80,474	97,005	—	177,479
Nine months ended September 30, 2007	59,588	26,337	—	85,925
Year ended December 31, 2007	83,973	38,418	—	122,391
Year ended December 31, 2006	83,495	24,536	—	108,031
Year ended December 31, 2005	63,656	18,745	—	82,401
Total revenues:
Three months ended September 30, 2008	27,907	82,958	(10)	110,855
Three months ended September 30, 2007	26,769	60,502	(11)	87,260
Nine months ended September 30, 2008	91,915	239,239	(29)	331,125
Nine months ended September 30, 2007	70,981	189,812	(26)	260,767
Year ended December 31, 2007	101,145	255,465	(36)	356,574
Year ended December 31, 2006	101,297	237,283	(30)	338,550
Year ended December 31, 2005	79,572	224,822	(4)	304,390
Gross operating margin by individual business segment and in total:
Three months ended September 30, 2008	6,342	36,478	—	42,820
Three months ended September 30, 2007	7,611	25,317	—	32,928
Nine months ended September 30, 2008	20,240	108,159	—	128,399
Nine months ended September 30, 2007	20,840	72,288	—	93,128
Year ended December 31, 2007	28,611	109,748	—	138,359
Year ended December 31, 2006	35,453	103,839	—	139,292
Year ended December 31, 2005	29,183	104,022	—	133,205
Segment assets:
At September 30, 2008	236,562	2,651,111	324,800	3,212,473
At December 31, 2007	228,323	2,487,682	147,685	2,863,690
At December 31, 2006	233,703	2,533,303	48,306	2,815,312
Intangible assets: (see Note 6)
At September 30, 2008	22,990	24,889	—	47,879
At December 31, 2007	26,912	14,938	—	41,850
At December 31, 2006	32,212	16,618	—	48,830
Goodwill: (see Note 6)
At September 30, 2008	500	4,400	—	4,900
At December 31, 2007 and 2006	500	4,400	—	4,900

          EPO is our largest customer, accounting for 34.2%, 31.9% and 27.1% of total revenues for the years ended December 31, 2007, 2006 and 2005, respectively. EPO accounted for 58.0% and 34.6% of total revenues for the three months ended September 30, 2008 and 2007, respectively. EPO accounted for 53.4% and 32.8% of total revenues for the nine months ended September 30, 2008 and 2007, respectively. See Note 7 for additional information regarding our related party revenues from EPO. El Paso Corporation also accounted for 11.4% of our combined revenues for 2005. No other third party customers accounted for 10% or more of our combined revenues for the years ended December 31, 2007, 2006 and 2005, and the three and nine months ended September 30, 2008 and 2007.
          All of our combined revenues were earned in the United States of America. Our assets and operations are located in the state of Texas and we are headquartered in Houston, Texas. See Note 4 for a description of our revenue recognition policies.
          The following table provides additional information regarding our combined revenues by segment (before eliminations) for years ended December 31, 2007, 2006 and 2005.

	For the Year Ended December 31,
	2007	2006	2005

NGL Pipelines & Services:
Sale of NGLs	$40,338	$37,438	$19,396
NGL transportation services	7,852	11,955	10,025
NGL storage services	12,745	11,794	9,921
NGL fractionation services	30,253	29,629	27,263
Natural gas processing services	9,957	10,481	12,967

Total segment revenues	$101,145	$101,297	$79,572

Onshore Natural Gas Pipelines & Services:
Sale of natural gas	$51,218	$37,574	$41,923
Natural gas transportation services	188,000	179,860	162,903
Natural gas storage services	1,475	6,155	8,387
Sale of NGL condensate	14,772	13,694	11,609

Total segment revenues	$255,465	$237,283	$224,822

          The following table provides additional information regarding our combined revenues by segment (before eliminations) for the periods indicated.

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

NGL Pipelines & Services:
Sale of NGLs	$13,103	$11,040	$41,556	$26,903
NGL transportation services	1,612	2,340	6,951	5,830
NGL storage services	2,557	2,219	8,638	8,414
NGL fractionation services	7,989	7,698	23,538	22,624
Natural gas processing services	2,646	3,472	11,232	7,210

Total segment revenues	$27,907	$26,769	$91,915	$70,981

Onshore Natural Gas Pipelines & Services:
Sale of natural gas	$19,996	$10,926	$57,378	$38,952
Natural gas transportation services	55,951	47,634	158,196	138,424
Natural gas storage services	2,741	(928)	5,905	861
Sale of NGL condensate	4,270	2,870	17,760	11,575

Total segment revenues	$82,958	$60,502	$239,239	$189,812

          The following table presents our measurement of total segment gross operating margin for the years ended December 31, 2007, 2006 and 2005:

	For the Year Ended December 31,
	2007	2006	2005

Revenues (1)	$356,574	$338,550	$304,390
Less: Operating expenses (1)	(364,729)	(333,812)	(307,201)
Add: Depreciation, amortization and accretion in operating expenses (2)	146,575	134,555	136,016
Gain on asset sales and related transactions in operating expenses (2)	(61)	(1)	—

Total segment gross operating margin	$138,359	$139,292	$133,205

(1)	These amounts are taken from our Statements of Combined Operations and Comprehensive Loss.

(2)	These non-cash expenses are taken from the operating activities section of our Statements of Combined Cash Flows.
          The following table presents our measurement of total segment gross operating margin for the periods indicated:

	For the Three Months Ended		For the Nine Months Ended
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Revenues (1)	$110,855	$87,260	$331,125	$260,767
Less: Operating expenses (1)	(100,285)	(90,353)	(300,529)	(272,042)
Add: Depreciation, amortization and accretion in operating expenses (2)	32,743	36,051	98,492	104,464
Gain on asset sales and related transactions in operating expenses (2)	(493)	(30)	(689)	(61)

Total segment gross operating margin	$42,820	$32,928	$128,399	$93,128

(1)	These amounts are taken from our Statements of Combined Operations and Comprehensive Income/(Loss).

(2)	These non-cash expenses are taken from the operating activities section of our Statements of Combined Cash Flows.
          The following table presents a reconciliation of total segment gross operating margin to operating loss and further to loss before provision for income taxes and the cumulative effect of changes in accounting principles for the years ended December 31, 2007, 2006 and 2005:

	For the Year Ended December 31,
	2007	2006	2005

Total segment gross operating margin	$138,359	$139,292	$133,205
Adjustments to reconcile non-GAAP total segment gross operating margin to GAAP operating loss:
Depreciation, amortization and accretion in operating expenses	(146,575)	(134,555)	(136,016)
Gain on asset sales and related transactions in operating expenses	61	1	—
General and administrative costs	(8,617)	(6,741)	(4,709)

Combined operating loss	(16,772)	(2,003)	(7,520)
Other expense	(4)	—	—

Loss before provision for income taxes and the cumulative effect of changes in accounting principles	$(16,776)	$(2,003)	$(7,520)

          The following table presents a reconciliation of total segment gross operating margin to operating loss and further to loss before provision for income taxes and the cumulative effect of changes in accounting principles for the periods indicated:

	For the Three Months Ended		For the Nine Months Ended
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Total segment gross operating margin	$42,820	$32,928	$128,399	$93,128
Adjustments to reconcile non-GAAP total segment gross operating margin to GAAP operating income (loss):
Depreciation, amortization and accretion In operating expenses	(32,743)	(36,051)	(98,492)	(104,464)
Gain on asset sales and related transactions In operating expenses	493	30	689	61
General and administrative costs	(2,749)	(3,247)	(8,765)	(7,083)

Combined operating income (loss)	7,821	(6,340)	21,831	(18,358)
Other expense	(7)	—	(19)	—

Income/(loss) before provision for income taxes and the cumulative effect of changes in accounting principles	$7,814	$(6,340)	$21,812	$(18,358)

Note 9. Commitments and Contingencies
     Litigation
          On occasion, we are named as a defendant in litigation relating to our normal business operations, including regulatory and environmental matters. Although we insure against various business risks to the extent we believe it is prudent, there is no assurance that the nature and amount of such insurance will be adequate, in every case, to indemnify us against liabilities arising from future legal proceedings as a result of our ordinary business activity. We are not aware of any significant litigation, pending or threatened, that may have a significant adverse effect on our financial position or results of operations.
     Redelivery Commitments
          We transport and store natural gas, NGLs and petrochemicals for third parties under various processing, storage, transportation and similar agreements. These volumes are (i) accrued as product or gas imbalance payables on our Combined Balance Sheets, (i) in transit for delivery to our customers or (iii) held at our storage facilities for redelivery to our customers. We are insured against any physical loss of such volumes due to catastrophic events. Under the terms of our natural gas and NGL storage agreements, we are generally required to redeliver volumes to the owner on demand. At September 30, 2008 and December 31, 2007 and 2006, NGL products aggregating 4.2 MMBbls, 3.0 MMBbls and 2.6 MMBbls, respectively, were due to be redelivered to their owners along with 3,798 million British thermal units (“MMBtus”), 2,140 MMBtus and 391.2 MMBtus, respectively, of natural gas.
     Contractual Obligations
          The following table summarizes our significant contractual obligations at December 31, 2007. With the exception of our capital expenditure commitments described below, there have been no material changes in our contractual commitments since December 31, 2007.

	Payment or Settlement due by Period
Contractual Obligations	Total	2008	2009	2010	2011	2012	Thereafter

Operating lease obligations:
Facility and storage leases	$129,112	$13,439	$9,194	$7,479	$7,390	$7,015	$84,595
Right-of-way agreements	$11,544	$1,701	$1,537	$1,409	$1,325	$1,263	$4,309
Purchase obligations:
Capital expenditure commitments	$260,735	$260,735	$—	$—	$—	$—	$—

     Operating leases
          We lease certain property, plant and equipment under non-cancelable and cancelable operating leases. Amounts shown in the preceding table represent minimum cash lease payment obligations under our operating leases with terms in excess of one year.
          Our significant leases involve (i) the lease of underground caverns for the storage of natural gas and NGLs and (ii) land held pursuant to right-of-way agreements. In terms of minimum cash lease payment obligations, the Wilson natural gas storage facility lease represents our most significant agreement. Our rental payments under this agreement are at a fixed rate. During the first quarter of 2006, we renewed our lease of the Wilson natural gas storage facility for an additional 20-year period. At our election, we may continue to renew the lease agreement in 5-year increments beyond the current 20-year renewal term. In addition to our renewal option, we have the option to purchase the facility at either December 31, 2024 for $61.0 million or January 25, 2028 for $55.0 million. In addition, the lessor, at its election, may cause us to purchase the facility for $65.0 million at the end of any calendar quarter beginning on March 31, 2008 and extending through December 31, 2023.
          In general, the remainders of our lease agreements for underground storage caverns have original terms ranging from 2 to 25 years and include renewal options that could extend the agreements for up to an additional 20 years. Our rental payments under these agreements are generally at a fixed rate and may include (i) escalation provisions for inflation and other market-determined factors or (ii) contingent payments based on a unit of volume multiplied by a contractual fee. Our pipeline operations enter into leases for land held pursuant to right-of-way agreements. Our significant right-of-way agreements have original terms that extend up to 50 years and include renewal options that could extend the agreements beyond their original term. Our rental payments for right-of-way agreements are generally at fixed rates, as specified in the individual contracts, and may be subject to escalation provisions for inflation and other market-determined factors.
          The operating lease commitments shown in the preceding table exclude related party commitments associated with a 263-mile pipeline segment we lease from an affiliate of ETP. We use this pipeline segment in connection with the operations of our Texas Intrastate System. An affiliate of ETP operates the leased pipeline. Our rental payments under this agreement are at a fixed rate, as specified in the contract, and are subject to escalation provisions for market-determined factors such as inflation. At our option, we may cancel this pipeline lease by providing a 365-day advance notice to the lessor.
          Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit. Contingent rental payments, if any, are expensed as incurred. In general, we are required to perform routine maintenance on the underlying leased assets. In addition, certain leases give us the option to make leasehold improvements. Maintenance and repairs of leased assets attributable to our operations are charged to expense as incurred. Leasehold improvements are charged to earnings using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. We did not make any significant leasehold improvements during the nine months ended September 30, 2008 or the years ended December 31, 2007, 2006 and 2005.
          Lease expense included in operating expenses was $9.5 million, $8.4 million and $8.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. Lease expense was $2.9 million and $2.1 million for the three months ended September 30, 2008 and 2007, respectively. Lease expense included in operating expenses was $8.5 million and $6.8 million for the nine months ended September 30, 2008 and 2007, respectively.
     Purchase Obligations
          We define purchase obligations as agreements to purchase goods or services that are enforceable and legally binding (unconditional) on us that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transactions.
          We do not have any product purchase commitments with fixed or minimum pricing provisions having remaining terms in excess of one year. However, we have short-term payment obligations relating to capital projects we have initiated. These commitments represent unconditional payment obligations that we have agreed to pay vendors for services to be rendered or products to be delivered in connection with our capital spending program. At September 30, 2008, we had approximately $141.6 million in outstanding purchase commitments. These commitments primarily relate to our announced expansions of the Texas Intrastate System, which are expected to be completed in 2009.
Note 10. Significant Risks and Uncertainties
     Nature of Operations in Midstream Energy Industry
          Our operations are within the midstream energy industry, which includes gathering, transporting, processing, fractionating and storing natural gas, NGLs and certain petrochemicals. As such, our results of operations, cash flows and financial condition may be affected by changes in the commodity prices of these hydrocarbon products, including changes in the relative price levels among these products. In general, energy commodity product prices are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.
          Our profitability could be impacted by a decline in the volume of hydrocarbon products transported, gathered, stored or fractionated at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, for reasons such as depressed commodity prices or a decrease in exploration and development activities, could result in a decline in the volume of natural gas and NGLs handled by our facilities.
          A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made using NGLs, (iii) increased competition from petroleum-based products due to pricing differences, (iv) adverse weather conditions, (v) government regulations affecting energy commodity prices, production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could adversely affect our results of operations, cash flows and financial position.
     Credit Risk due to Industry Concentrations
          A substantial portion of our revenues are derived from companies in the domestic natural gas, NGL and petrochemical industries. This concentration could affect our overall exposure to credit risk since these customers may be affected by similar economic or other conditions. We generally do not require collateral for our accounts receivable; however, we do attempt to negotiate offset, prepayment, or automatic debit agreements with customers that are deemed to be credit risks in order to minimize our potential exposure to any defaults.
          Our revenues are derived from a wide customer base. EPO is our largest customer, accounting for 34.2%, 31.9% and 27.1% of combined revenues for the years ended December 31, 2007, 2006 and 2005, respectively. EPO accounted for 58.0% and 34.6% of combined revenues for the three months ended September 30, 2008 and 2007, respectively. EPO accounted for 53.4% and 32.8% of combined revenues for the nine months ended September 30, 2008 and 2007, respectively.
     Weather-Related Risks
          We participate as a named insured in EPCO’s insurance program, which provides us with property damage, business interruption and other coverages, the scope and amounts of which are customary and sufficient for the nature and extent of our operations. While we believe EPCO maintains adequate insurance coverage on our behalf, insurance will not cover every type of interruption that might occur. If we were to incur a significant liability for which we were not fully insured, it could have a material impact on our combined financial position, results of operations and cash flows. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient to reimburse us for repair costs or lost income. Any event that interrupts the revenues generated by our combined operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to pay distributions to owners.

          EPCO’s deductible for onshore physical damage is $10.0 million per event regardless of cause. To qualify for business interruption coverage, covered assets must be out-of-service in excess of 60 days. In meeting the deductible amounts, property damage costs are aggregated for EPCO and its affiliates, including us. Accordingly, our exposure with respect to the deductibles may be equal to or less than the stated amounts depending on whether other EPCO or affiliate assets are also affected by an event.
          Our annualized cost of insurance premiums for all lines of coverage was $3.5 million, $3.3 million and $1.8 million during the years ended December 31, 2007, 2006 and 2005, respectively. For the three months ended September 30, 2008 and 2007, our cost of insurance premiums was approximately $0.4 million and $1.0 million, respectively. Our cost of insurance premiums was approximately $1.4 million and $2.6 million during the nine months ended September 30, 2008 and 2007, respectively.
Note 11. Business Combinations
          We acquired the South Monco natural gas pipeline business (“South Monco”) in December 2007 for $35.0 million in cash. South Monco primarily consists of approximately 128 miles of pipeline that gathers natural gas at the wellhead for regional producers to various delivery points, including our Texas Intrastate System. This system is located in the Austin, Colorado, Waller and Wharton counties of southeast Texas and includes an amine treating unit and related dehydration facilities. This business was integrated into our Texas Intrastate System.
          This transaction was accounted for using the purchase method of accounting and, accordingly, such cost has been allocated to assets acquired and liabilities assumed based on estimated preliminary fair values. The following table presents our allocation of these costs at December 31, 2007 and September 30, 2008. Amounts at December 31, 2007 represent preliminary estimates. During 2008, we made non-cash reclassification adjustments to our preliminary estimates. Values presented at September 30, 2008 have been developed using recognized business valuation techniques.

	December 31,	Adjustments	September 30,
	2007	During 2008	2008

Assets acquired in business combination:
Current assets	$—	$35	$35
Property, plant and equipment, net	36,000	(12,781)	23,219
Intangible assets	—	12,747	12,747

Total assets acquired	36,000	1	36,001

Liabilities assumed in business combination:
Other long-term liabilities	(1,000)	—	(1,000)

Total liabilities assumed	(1,000)	—	(1,000)

Total assets acquired less liabilities assumed	35,000	1	35,001
Total cash used for business combinations	35,000	1	35,001

Goodwill	$—	$—	$—

          Since the closing date of the South Monco acquisition was December 1, 2007, our Statements of Combined Operations do not include any earnings from this business prior to this date. The following table presents selected pro forma earnings information for the years ended December 31, 2007 and 2006 as if the South Monco acquisition had been completed at the beginning of each year presented. This information was prepared based on financial data available to us and reflects certain estimates and assumptions made by our management. Our pro forma financial information is not necessarily indicative of what our combined financial results would have been had the South Monco acquisition actually occurred on January 1, 2006.

	For the Year Ended		For the Year Ended
	December 31, 2007		December 31, 2006
	As Reported	Pro Forma	As Reported	Pro Forma

Revenues	$356,574	$399,888	$338,550	$382,384

Costs and expenses	373,346	416,355	340,553	385,186

Operating loss	(16,772)	(16,467)	(2,003)	(2,802)

Net loss	(20,641)	(20,336)	(3,655)	(4,454)

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